Exhibit 10.2

CSW INDUSTRIALS, INC.

Form of Time Vested Restricted Share Award Agreement

Date of Grant:

Name of Participant:

Number of Restricted Shares:

CSW Industrials, Inc. (the “Company”) hereby awards to [                    ] (the “Participant”) the number of shares of the presently authorized but unissued Common Shares, $0.01 par value per share, of the Company (the “Restricted Shares”) set forth above pursuant to the CSW Industrials, Inc. 2015 Equity and Incentive Compensation Plan (the “Plan”).

Unless otherwise provided herein, capitalized terms used in this Award Agreement that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. The terms and conditions of the Restricted Shares granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.	No Right to Continued Employee Status

Nothing contained in this Award Agreement shall confer upon Participant the right to the continuation of his or her employee status, or to interfere with the right of the Company, or any Subsidiary or Affiliate, as applicable, to terminate such relationship.

2.	Vesting of Restricted Shares

(a)	The Restricted Shares granted hereby shall vest in three (3) equal annual installments beginning on [ ]if the Participant remains an employee of the Company, or one of its Subsidiaries or Affiliates, on the applicable anniversary date that each installment vests. Subject to Section 2(b) below, all unvested Restricted Shares will be forfeited and cancelled upon the Participant’s termination of service from the Company and all Subsidiaries and Affiliates, as applicable, on the date of such termination.

(b)	Notwithstanding anything contained in this Award Agreement to the contrary, any unvested Restricted Shares granted pursuant to this Award Agreement shall automatically vest in full upon the occurrence of any of the following events: (i) a Change in Control, (ii) the Participant’s termination of service from the Company and all Subsidiaries and Affiliates, as applicable, due to his or her Disability, and (iii) the Participant’s termination of service from the Company and all Subsidiaries and Affiliates, as applicable, due to his or her death. For purposes of this Award Agreement, “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

3.	Retention of Certificates

The Company will retain the certificate(s) representing the Restricted Shares granted to the Participant pursuant to this Award Agreement until such time as the vesting restrictions have lapsed and the restrictions on the transfer of such Restricted Shares have terminated. Within a reasonable time thereafter, the Company will deliver to the Participant certificate(s) representing such Restricted Shares free of any applicable restrictions.

4.	Tax Election

Within thirty (30) days after the Date of Grant, the Participant may make an election with the Internal Revenue Service under Section 83(b) of the Code and the regulations promulgated thereunder.

5.	Restrictions on Transfer

The Restricted Shares granted hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered until such Restricted Shares are fully vested.

6.	Dividends and Other Distributions

The Participant shall be entitled to receive cash dividends or cash distributions declared and paid with respect to the Restricted Shares. Any such cash dividends or cash distributions shall be paid within thirty (30) days after the corresponding cash dividends or cash distributions are paid to the Company’s other Stockholders. The Participant shall also have the right to receive stock dividends or stock distributions with respect to the Restricted Shares. With respect to any unvested Restricted Shares, the stock dividends or stock distributions shall likewise be restricted and shall vest at the same time as the Restricted Shares vest to which such stock dividend or stock distribution relates.

7.	Voting of Restricted Shares

The Participant shall be entitled to vote the Restricted Shares subject to the rules and procedures adopted by the Committee for this purpose.

8.	Withholding

To the extent that the Company is required to withhold Federal, state or other taxes in connection with the lapse of the restrictions hereunder on the Common Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any delivery of Common Shares to the Participant that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

9.	Notices

Any notice required to be given pursuant to this Award Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the address last provided for his or her employee records.

10.	Award Agreement Subject to Plan

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.

11.	Entire Agreement

This Award Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Award Agreement, provided, however, in any event, this Award Agreement shall be subject to and governed by the Plan.

12.	Severability

In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.	Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.	Counterparts

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement on as of the date first above written.

COMPANY:

CSW INDUSTRIALS, INC.

By:	Joseph B. Armes
Chief Executive Officer

PARTICIPANT:

Name:	[ ]

Address:

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